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                                                                   Exhibit 10.13


                    AMENDED & RESTATED EMPLOYMENT AGREEMENT

Effective Date of Amended & Restated Employment Agreement:  April 1, 1997

Effective Date of Original Agreement:  October 18, 1994

This is the Amended & Restated Agreement between the employer, MapInfo CORPORATION, One Global View, Troy, NY 12180 ("MapInfo"), and D. JOSEPH Gersuk residing at 33 Cloverfield Drive, Loudonville, NY 12211 ("Gersuk").

1.0  Engagement.

   1.1 MapInfo agrees to continue employment of Gersuk, and he agrees to serve, as the MapInfo Chief Financial Officer with responsibility for (i) overall MapInfo financial and administrative management, and, until such time as a Managing Director is engaged for Europe and for the Asia Pacific region, (ii) direct responsibility for all MapInfo international operations in the region without such Managing Director.

       1.2 Gersuk shall have the title Executive Vice President Finance & International Operations, as well as being CFO and Treasurer.

2.0 Term/Termination for Cause. The term of this Amended & Restated Agreement (hereafter "Agreement") shall begin on April 1, 1997, and shall continue until March 31, 2000, unless terminated by MapInfo at any time for "Cause" in accordance with any of the following definitions for the purposes of this Agreement, or inability to perform as set forth in Section 3 below:

   2.1 The breach by Gersuk of a material provision of this Agreement, including but not limited to the failure of Gersuk to provide the services called for hereunder, or any breach by Gersuk of confidentiality, or violation of any non-compete agreement; or

   2.2  Malfeasance in relation to the company; or

   2.3 Upon the conviction of Gersuk for any crime, or because MapInfo reasonably believes Gersuk may have been, or is, involved in criminal or other activities of such a nature as could injure the reputation of MapInfo.

   2.4 Material failure to perform his duties which failure is not cured within 30 days after notice.

   2.5 Moving from the Capital District of New York State other than at the request of MapInfo..

3.0 Disability Termination: In the event that Gersuk shall be prevented from performing his duties for a continuous period of three (3) months as a result of a personal injury, mental or physical disability, or illness, MapInfo may terminate this Agreement upon twenty (20) day written notice to Gersuk. Salary shall be continued for ninety (90) days after the date the disability commences, reduced dollar for dollar

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by the amount of any disability insurance benefits paid to him by reason of company owned disability policies.

4.0 Termination Without Cause. If, during the term of this Agreement, Gersuk is terminated for a reason other than cause, or upon a change in control of MapInfo and a required change in Gersuk responsibilities and/or location which he does not accept, then, all unvested options granted under this Agreement shall vest immediately upon termination, all health insurance benefits shall continue for one year or until Gersuk has health insurance available through other employment, and:

   4.1 If termination is within the first two years of this Agreement, the salary due Gersuk for the remainder of the Agreement shall be paid in full; or

   4.2 If termination occurs within the third year of this Agreement, MapInfo will pay Gersuk the higher of $200,000 or salary remaining due under this Agreement.

5.0 Services. Gersuk shall devote his best and full-time efforts to fulfilling his responsibilities to MapInfo. He shall use his individual expertise to the extent possible for effective financial and administrative operation of the company, as well as the growth of the business, subject to the control, discretion and approval of the Chief Executive Officer. In the performance of his duties, he shall make his office in the U.S. headquarters of MapInfo.

6.0 Compensation. As compensation for services rendered from April 1, 1997 on, MapInfo shall pay and provide the following to Gersuk:

   6.1 A base salary of Two Hundred & Nine Thousand Dollars ($209,000.00) per year.

   6.2 Incentive earnings potential of up to forty-five per cent (45%) of base salary, consisting of two components: (1) two-thirds based on the performance of the Corporation in accordance with the applicable MapInfo Executive Incentive Compensation Program (hereafter "MEICP"); and (2) one-third based on Gersuk achieving his MBO's (e.g. keeping expenses within budget approvals), as such objectives, both corporate and personal, are set by the MapInfo Chief Executive Officer in conference with Gersuk, all subject to the following:

      6.2.1 Prior to or early in each quarter, MBO's will be agreed upon jointly and recorded.

      6.2.2 Incentive payments earned will be paid quarterly, by the end of the month after the close of the applicable quarter and in accordance with the MEICP for '97, and as it may be amended for subsequent years.

   6.3 Total cash compensation shall be a maximum of Three Hundred and Three Thousand ($303,050) per year, if maximum EPS and all MBO's are met.

   6.4 The Gersuk compensation plan shall be reviewed on or before each anniversary of employment with MapInfo, and increased as and if appropriate.

   6.5 Participation in all employee benefit programs, such as medical insurance, retirement and disability programs, as set forth in the MapInfo Employee's Manual, and as they may be amended from time to time.

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   6.6  Twenty-four thousand (24,000) additional non qualified stock options, exercisable at the MapInfo NASDQ listed closing price on the date this Agreement is executed by both parties, to vest in equal amounts over a four year period, commencing with 6,000 vesting one year following such Agreement execution.

7.0 Expenses. In addition to the compensation provided for above, Gersuk shall also be entitled to reimbursement for all reasonable expenses necessarily incurred by him in the performance of his duties, upon presentation of vouchers indicating the amount and business purposes.

8.0 Non-competition. Gersuk shall sign the annexed Employee Intellectual Property, Confidentiality and Non-Competition Agreement (Schedule A) as a condition of his continued employment under the amended terms of this Agreement.

9.0 Amendment. This Agreement shall be amended only in writing, signed by Gersuk and MapInfo's Chief Executive Officer.

10.0 Notices. All notices required or permitted to be given under this Agreement shall be hand delivered or sent by registered or certified mail, return requested to the last known address of either party.

11.0 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon MapInfo, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of Maplnfo's assets and business or into which MapInfo may be consolidated or merged, and Gersuk, his heirs, executors, administrators and legal representatives. Gersuk may assign his right to payment under this Agreement, but not his obligations under this Agreement.

12.0 Entire Agreement. This Agreement is the complete and entire agreement of the parties regarding the subject matter hereof, and supersedes all prior agreements between the parties. There are no oral agreements or other writings related to the matters set forth herein.

13.0 Governing Law. This Agreement shall be governed by the laws of New York State, and venue for any legal action shall be Supreme Court, Albany or Rensselaer County.


                                        MapInfo CORPORATION

                                        /s/ John C. Cavalier
                                        -----------------------------------
Date:   4/10/97                         John C. Cavalier
     ---------------                    President & Chief Executive Officer


                                        /s/ D. Joseph Gersuk
                                        -----------------------------------
Date:   4/10/97                         D. Joseph Gersuk
     ---------------

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